SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          -----------------------------
                                   FORM 8-K/A
                                   ----------

                                 AMENDMENT NO. 1

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 18, 2000

                          ALEXION PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                   0-27756                      13-3648318
(State of Other Jurisdiction      (Commission                  (IRS Employer
     of Incorporation)            File Number)               Identification No.)

   352 KNOTTER DRIVE, CHESHIRE, CT                                 06410
(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code:            (203) 776-1790

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

ITEM 2. ACQUISTION OR DISPOSITION OF ASSETS.

      This Amendment No. 1 to the Current Report of Alexion Pharmaceuticals, Inc. (the "Registrant") on Form 8-K dated September 18, 1998 (the "Report") relates to the Registrant's completion of the acquisition of Prolifaron, Inc., a California corporation ("Prolifaron"). The purpose of this Amendment is to amend
Item 7 (a) to provide the financial statements of Prolifaron, Item 7 (b) to provide the required pro forma financial information relating to the business combination between the Registrant and Prolifaron, which were impracticable to provide at the time of the initial filing of the Current Report on Form 8-K and to amend Item 7(c) to include the consent of Arthur Andersen LLP.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (a) Financial Information of Prolifaron, Inc. -

      (b) Pro forma Financial Information.

      (c) Exhibits.

       1. Consent of Arthur Andersen LLP

PROLIFARON, INC.

Financial Statements
As of December 31, 1999 and June 30, 2000
Together With Report of Independent Public Accountants

Report of Independent Public Accountants

To the Stockholders and Board of Directors of Prolifaron, Inc.:

We have audited the accompanying balance sheet of Prolifaron, Inc. (a California corporation) as of December 31, 1999 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prolifaron, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

San Diego, California
June 30, 2000

PROLIFARON, INC.

Balance Sheets - December 31, 1999 and June 30, 2000 (unaudited)

                                                                 1999           2000
                                                             -----------    -----------
                                                                             (unaudited)
                Assets

CURRENT ASSETS:
   Cash and cash equivalents                                 $   852,039    $   788,426
   Accounts receivable                                           375,000         37,500
   Prepaid expenses                                               95,839         33,478
   Deferred tax asset                                            540,797        570,120
                                                             -----------    -----------
              Total current assets                             1,863,675      1,429,524
                                                             -----------    -----------
PROPERTY, PLANT AND EQUIPMENT, net                               501,274        571,676
                                                             -----------    -----------
INTANGIBLES, net                                                 116,000        110,000

DEPOSITS                                                           6,600          6,600
                                                             -----------    -----------
                                                                 122,600        116,600
                                                             -----------    -----------
                                                             $ 2,487,549    $ 2,117,800
                                                             ===========    ===========

   Liabilities and Stockholders' Equity

CURRENT LIABILITIES:
   Accounts payable                                          $    25,713    $    66,201
   Accrued liabilities                                            34,290         37,919
   Income tax payable                                            579,977        179,908
   Deferred research revenue                                        --          937,107
                                                             -----------    -----------
              Total current liabilities                          639,980      1,221,135
                                                             -----------    -----------
DEFERRED RESEARCH REVENUE                                      1,333,333           --
                                                             -----------    -----------
STOCKHOLDERS' EQUITY:
   Common stock, $0.01 par value, 17,000,000 shares
    authorized, 6,854,721 shares issued and outstanding           68,547         68,547
   Additional paid-in capital                                  1,532,253      2,010,454
   Subscription receivable                                      (450,000)      (120,000)
   Retained deficit                                             (636,564)    (1,062,336)
                                                             -----------    -----------
              Total stockholders' equity                         514,236        896,665
                                                             -----------    -----------
                                                             $ 2,487,549    $ 2,117,800
                                                             ===========    ===========

The accompanying notes are an integral part of these balance sheets.

PROLIFARON, INC.

Statements of Operations
For the Year Ended December 31, 1999 and the Six Months Ended June 30, 2000 and 1999 (unaudited)

                                                                                     Six Months Ended
                                                                                --------------------------
                                                                December 31,      June 30,       June 30,
                                                                    1999            2000           1999
                                                                -----------     -----------     ----------
                                                                                (unaudited)     (unaudited)
RESEARCH REVENUES                                               $ 2,438,597     $ 1,221,555     $1,083,333
                                                                -----------     -----------     ----------
OPERATING EXPENSES:
   Research and development                                       1,542,018       1,735,635        518,207
   General and administrative                                       245,802         197,173        133,407
                                                                -----------     -----------     ----------
         Total operating expenses                                 1,787,820       1,932,808        651,614
                                                                -----------     -----------     ----------
         Income (loss) from operations                              650,777        (711,253)       431,719

INTEREST INCOME                                                      78,826          26,226         44,300

OTHER INCOME (LOSS)                                                    (815)           --             --
                                                                -----------     -----------     ----------
         Income (loss) before provision for income taxes            728,788        (685,027)       476,019

PROVISION (BENEFIT) FOR INCOME TAXES                                521,145        (259,255)       427,097
                                                                -----------     -----------     ----------
         Net income (loss)                                      $   207,643     $  (425,772)    $   48,922
                                                                ===========     ===========     ==========

The accompanying notes are an integral part of these financial statements.

PROLIFARON, INC.

Statements of Stockholders' Equity
For the Year Ended December 31, 1999 and the Six Months Ended June 30, 2000 (unaudited)

                                                                   Additional
                                               Common Stock          Paid-In    Subscription     Retained
                                            Shares       Amount      Capital     Receivable       Deficit        Total
Balance, January 1, 1999                   6,804,721    $68,047    $1,432,753    $(450,000)    $  (844,207)    $ 206,593

   Issuance of stock for licensed
    technology                                50,000        500        99,500         --              --         100,000

   Net income                                   --         --            --           --           207,643       207,643
                                           ---------    -------    ----------    ---------     -----------     ---------
Balance, December 31, 1999                 6,854,721     68,547     1,532,253     (450,000)       (636,564)      514,236

The following information is unaudited:

   Receipt of stock subscription                --         --            --        330,000            --         330,000

   Compensation expense related to
    stock options                               --         --         478,201         --              --         478,201

   Net loss                                     --         --            --           --          (425,772)     (425,772)
                                           ---------    -------    ----------    ---------     -----------     ---------
Balance, June 30, 2000                     6,854,721    $68,547    $2,010,454    $(120,000)    $(1,062,336)    $ 896,665
                                           =========    =======    ==========    =========     ===========     =========

The accompanying notes are an integral part of these financial statements.

PROLIFARON, INC.

STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 1999 and the Six Months Ended June 30, 2000 and 1999 (unaudited)

                                                                                              Six Months Ended
                                                                           December 31,    June 30,       June 30,
                                                                              1999           2000          1999
                                                                           ------------   ---------     -----------
                                                                                         (unaudited)    (unaudited)
Cash flows from operating activities:
   Net income (loss)                                                        $ 207,643     $(425,772)    $    48,922
   Adjustments to reconcile net income (loss) to
    net cash provided by (used
    in) operating activities:
     Depreciation and amortization                                             91,478        76,904          40,141
     Loss on sale of fixed assets                                                 815          --              --
     Deferred tax asset                                                      (540,797)      (29,323)       (540,797)
     Deferred compensation                                                       --         478,201            --
     Changes in assets and liabilities:
       Accounts receivable                                                   (375,000)      337,500            --
       Prepaid expenses                                                       (53,114)       62,361          36,125
       Income tax receivable                                                     --            --              --
       Deposits                                                                (6,600)         --              --
       Accounts payable                                                         1,074        40,488          (6,777)
       Accrued liabilities                                                     21,655         3,629          10,019
       Income tax payable                                                     579,977      (400,069)        666,928
       Deferred research revenue                                              833,333      (396,226)      1,166,667
                                                                            ---------     ---------     -----------
              Net cash provided by (used in) operating activities             760,464      (252,307)      1,421,228
                                                                            ---------     ---------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of property, plant and equipment                           350          --              --
   Purchases of property, plant and equipment                                (278,241)     (141,306)        (90,184)
                                                                            ---------     ---------     -----------
              Net cash used in investing activities                          (277,891)     (141,306)        (90,184)
                                                                            ---------     ---------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from stock subscriptions                                             --         330,000            --
                                                                            ---------     ---------     -----------
              Net cash provided by financing activities                          --         330,000            --
                                                                            ---------     ---------     -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          482,573       (63,613)      1,331,044

CASH AND CASH EQUIVALENTS, beginning of year                                  369,466       852,039         369,466
                                                                            ---------     ---------     -----------
CASH AND CASH EQUIVALENTS, end of year                                      $ 852,039     $ 788,426     $ 1,700,510
                                                                            =========     =========     ===========

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
   Acquisition of licensed technology                                       $ 100,000     $    --       $      --
                                                                            =========     =========     ===========

SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR:
   Income taxes                                                             $ 482,100     $  45,137     $   302,600
                                                                            =========     =========     ===========

The accompanying notes are an integral part of these financial statements.

PROLIFARON, INC.

Notes to Financial Statements
December 31, 1999 and June 30, 2000 (unaudited)

1. Business and Organization

      Prolifaron, Inc. (the "Company"), a California corporation, is a research based company specializing in the discovery and early stage development of novel antibody drug therapies. The Company began operations as a limited liability corporation in 1997 and was re-incorporated as a C corporation on March 26, 1999.

      The Company is subject to a number of risks and uncertainties associated with companies at a similar stage of maturity, including reliance on key personnel, reliance on a small number of customers, limited operating history and the unproven nature of the Company's technology, revenue and income potential.

      During September 2000, the Company entered into an agreement with Alexion Pharmaceuticals, Inc. ("Alexion"), whereby Alexion common stock and options, with an aggregate value of approximately $44 million, was exchanged for all of the Company's outstanding shares and options. On the effective date of the agreement, the Company was merged with a wholly-owned subsidiary of Alexion and renamed Alexion Antibody Technologies, Inc. These financial statements have not been adjusted to reflect the merger noted above.

2. Summary of Significant Accounting Policies

      Use of Estimates

      The preparation of financial statements and related information and the notes thereto in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues, expenses and disclosures of contingent assets and liabilities. Actual results could differ from these estimates.

      Interim Financial Statements

      The accompanying financial statements for the interim period included herein are unaudited. Certain information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted, although the Company believes that the disclosures made are adequate to make the information presented not misleading. These unaudited financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows and financial position as of and for the periods presented. The results for the interim period presented are not necessarily indicative of results to be expected for a full year.

      Cash and Cash Equivalents

      Cash and cash equivalents includes cash in readily available checking and money market accounts with a maturity of three months or less.

      Property, Plant and Equipment

      Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from 3 to 5 years.

      Property, plant and equipment consists of the following:

                                                                    December 31,    June 30,
                                                                       1999           2000
                                                                    ------------    --------
                                                                                   (unaudited)
              Furniture and fixtures                                 $  20,481     $  21,266
              Lab equipment                                            402,938       525,660
              Leasehold improvements                                   157,919       158,944
              Computers                                                 51,428        68,202
                                                                     ---------     ---------
                                                                       632,766       774,072
              Less - accumulated depreciation and amortization        (131,492)     (202,396)
                                                                     ---------     ---------
                                                                     $ 501,274     $ 571,676
                                                                     =========     =========

      Depreciation expense for the year ended December 31, 1999 and the six months ended June 30, 2000 and 1999 was $89,478, $70,904 and $39,142,
      respectively.

      Long-Lived Assets

      The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of all of its long-lived assets including property, equipment and intangibles. The determinants for this evaluation include management's estimate of the asset's ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the asset to the Company's business objective.

      Intangibles

      Intangibles consists of license agreements for patents which are stated at cost and are amortized using the straight-line method over their estimated useful lives of 10 years.

      Intangibles consists of the following:

                                                       December 31,   June 30,
                                                          1999          2000
                                                       ------------   --------
                                                                     (unaudited)

              Licensed technology                       $ 120,000     $ 120,000
              Less - accumulated amortization              (4,000)      (10,000)
                                                        ---------     ---------
                                                        $ 116,000     $ 110,000
                                                        =========     =========

      Amortization expense for the year ended December 31, 1999 and the six months ended June 30, 2000 and 1999 was $2,000, $6,000 and $1,000, respectively.

      Research and Development Costs

      All research and development costs are charged to expense as incurred.

      Revenue Recognition

      The Company receives revenue under collaborative agreements and research grants.

      Collaborative agreements can include advance payments, milestone payments and royalties on end user sales. Advance payments received in excess of amounts earned are classified as deferred research revenue and the resulting revenues are recognized based on the work performed. Milestone payments earned in connection with research activities performed under the terms of collaborative agreements are recognized on the achievement of certain milestones. As of December 31, 1999 and June 30, 2000, the Company had not received any royalty revenue under collaborative agreements (see
      Note 8).

      Research grant revenue is recorded as earned as defined within the specific agreements.

      Concentration of Risk

      During the year ended December 31, 1999 and the six months ended June 30, 2000, 89% and 95%, respectively, of the Company's research revenues were derived from a collaborative agreement with Centocor, Inc. ("Centocor"). At December 31, 1999, Centocor represented 100% of the Company's outstanding accounts receivable (see Note 8). At June 30, 2000, SmithKline-Beecham represented 100% of the Company's outstanding accounts receivable.

      Income Taxes

      Deferred tax assets and liabilities reflect the future tax consequences of the difference between the financial reporting and tax basis of assets and liabilities using current enacted tax rates. Valuation allowances are recorded when the realizability of such deferred tax assets is questionable.

3. Related Party

      During the year ended December 31, 1999 and the six months ended June 30, 2000 and 1999, the firm of Hinshaw & Culbertson, of which a partner was the Chief Financial Officer of the Company, billed and collected $25,131, $9,165 and $19,015, respectively from the Company for legal services.

4. Income Taxes

      Components of the Company's deferred tax asset as of December 31, 1999 results from the following temporary differences:

Depreciation and amortization                                           $  7,464
Deferred research revenue                                                533,333
                                                                        --------
Total deferred tax asset                                                $540,797
                                                                        ========

      The provision for income taxes for the year ended December 31, 1999 consists of

        Current:
                  Federal                                           $   900,677
                  State                                                 161,265
                                                                    -----------
                                                                      1,061,942
                                                                    -----------
       Deferred:
                  Federal                                              (459,677)
                  State                                                 (81,120)
                                                                    -----------
                                                                       (540,797)
                                                                    -----------
Total provision for income taxes                                    $   521,145
                                                                    ===========

      Realization of deferred income taxes is dependent on generating sufficient taxable income during the periods in which temporary differences will reverse. Although realization is not assured, management believes it is more likely than not that the deferred income taxes will be realized. The amount of deferred income taxes considered realizable, however, could be adjusted in the near term if estimates of future taxable income during the reversal periods are revised.

5. Stockholders' Equity

      The Company's Articles of Incorporation authorized the Company's Board of Directors to issue an aggregate of 17,000,000 voting common shares having a $0.01 par value and 3,000,000 shares of preferred stock with no par value. The Board of Directors has the right to establish any rights and preferences of any series of preferred stock it so authorizes.

      In conjunction with a prior year common stock issuance, the Company received notes from several accredited investors. The notes were non-interest bearing and provided for scheduled payments. As of December 31, 1999 and June 30, 2000, the outstanding balances due from the notes were $450,000 and $120,000, respectively.

6. Stock Options

      The Company has granted stock options to its employees and consultants pursuant to either individual non-qualified stock option grants or its 1999 stock option and long-term incentive plan.

      The following summarizes stock option activity:

                                                      Number of       Weighted
                                                       Options         Average
                                                     Outstanding   Exercise Price
                                                     -----------   --------------
Outstanding, December 31, 1998                            --            $--
  Granted                                              395,000           2.05
  Exercised                                               --             --
  Surrendered, forfeited or expired                       --             --
                                                       -------
Outstanding, December 31, 1999                         395,000           2.05
  Granted                                              150,000           2.50
  Exercised                                               --             --
  Surrendered, forfeited or expired                     15,000           2.00
                                                       -------
Outstanding, June 30, 2000                             530,000           2.18
                                                       =======

Exercisable, end of period                             269,667
                                                       =======
Weighted average fair value of options granted                           1.61

      The outstanding options expire at various dates from April 21, 2009 to July 1, 2010.

      On various dates between April 21, 1999 and February 1, 2000, the Company issued an aggregate total of 225,000 options to employees and non-employees at exercise prices of either $2.00 or $2.50, based on the terms of the respective agreements. The deemed fair values at the respective grant dates ranged from $1.38 to $1.90. These grants will be expensed over the vesting periods of the options, which range from immediate vesting to five-year terms. At June 30, 2000, $478,201 of such expense was recognized.

      Stock-based compensation has been included in the accompanying statement of operations for the six months ended June 30, 2000 as follows:

Operating expenses:
  Research and development                                              $429,569
  General and administrative                                              48,632
                                                                        --------
Total stock-based compensation                                          $478,201
                                                                        ========

      As required by SFAS No. 123, the Company has determined, for the year ended December 31, 1999 and the six months ended June 30, 2000, the pro forma information for its incentive stock options under SFAS No. 123. The fair values of the incentive stock option grants were estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions: risk-free interest rate ranging between 5.28% and 6.72%; dividend yield of 0%; expected market price volatility factor of 85%; and expected lives of the options of seven years. Had compensation cost for incentive stock options granted during the year ended December 31, 1999 been determined consistent with SFAS No. 123, the Company's net income would not have been materially different from its reported net income. Had compensation cost for incentive stock options granted during the six months ended June 30, 2000 been determined consistent with SFAS No. 123, the Company's net loss on a pro forma basis would be $503,303.

7. Commitments and Contingencies

      Legal Matters

      The Company may periodically be a defendant in cases incidental to its business activities. While any litigation or investigation has an element of uncertainty, the Company believes that the outcome of any of these matters will not have a materially adverse effect on its financial condition or operations.

      Operating Leases

      The Company occupies its office and warehouse space under operating leases which benefit certain stockholders and are subject to an annual adjustment based on the Consumer Price Index. Total rent expense for the year ended December 31, 1999 and the six months ended June 30, 2000 and 1999 was $92,933, $66,589 and $31,890, respectively.

      On September 29, 2000, the Company amended its lease on its office and warehouse space. The amendment grants the Company use of an additional suite for a period of one year and seven months. The additional rent is included in the operating lease commitment schedule.

      Minimum future commitments under these operating leases are as follows:

Year Ending December 31,
------------------------

        2000                                               $ 133,846
        2001                                                 171,412
        2002                                                 121,484
        2003                                                   2,136
        2004                                                   2,136
        Thereafter                                               712
                                                           ---------
                                                           $ 431,726
                                                           =========

      License Agreements

      The Company and Dyax Corp. ("Dyax") entered into an agreement dated August 31, 1999, under which Dyax granted the Company use of certain patented technologies. Under the terms of this agreement, the Company may be required to make payments totaling $168,000, depending on the achievement of certain milestones. In addition, an annual maintenance fee of $50,000 must be paid by the Company for the life of the contract, which may extend fifteen years. The Company has the option to terminate the agreement at its sole discretion.

8. Collaboration with Centocor, Inc.

      In an agreement dated January 1, 1999, the Company and Centocor entered into an agreement under which the Company agreed to grant to Centocor, certain exclusive, royalty-bearing licenses to certain technology and know-how, patents, patent applications, and research results associated with the Company's targeted research program. Under the terms of the agreement, the Company may receive up to $6.5 million including a $2.0 million license payment and payments to support research and development of $4.5 million. In addition, the Company will receive 6% of the net sales on each licensed product using the targeted antibodies, if any such products are successfully developed and receive the necessary regulatory approvals. On June 22, 2000 and effective September 20, 2000, within its rights under the agreement, Centocor cancelled its agreement with the Company.

      As of December 31, 1999 and June 30, 2000, the Company had received a total of $3.5 million and $4.6 million, respectively, from Centocor, under this agreement. Amounts received in 1999 were comprised of the initial $2.0 million license fee and four quarterly payments of $375,000 each. Amounts received during the six months ended June 30, 2000 were comprised of three quarterly payments of $375,000 each.

Index

                                                                          Page

INTRODUCTION                                                               1

FINANCIAL STATEMENTS

    Unaudited Pro Forma Consolidated Balance Sheet as of
      July 31, 2000                                                        2

    Unaudited Pro Forma Consolidated Statement of Operations for
      the Year Ended July 31, 2000                                         3

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS             4

ARTICLE 1 Introduction

The following unaudited pro forma consolidated balance sheet as of July 31, 2000 and the unaudited pro forma consolidated statement of operations for the year ended July 31, 2000 give effect to the merger as of July 31, 2000 for the pro forma consolidated balance sheet and as of August 1, 1999 for the pro forma statement of operations.

The unaudited pro forma consolidated financial statements are based on historical financial statements of Alexion Pharmaceuticals, Inc. (Alexion) and Prolifaron, Inc. (Prolifaron), giving effect to the merger applying the purchase method of accounting and the assumptions and adjustments as discussed in the accompanying notes to the unaudited pro forma consolidated financial statements. These unaudited pro forma consolidated financial statements have been prepared by the management of Alexion based upon the consolidated financial statements of Alexion and Prolifaron as of July 31, 2000 and June 30, 2000, respectively and for the years then ended. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto. The unaudited pro forma consolidated financial statements are not necessarily indicative of what actual results of operations would have been for the period presented had the transaction occurred on the dates indicated and do not purport to indicate the results of the future operations.

ALEXION PHARMACEUTICALS, INC./PROLIFARON, INC.

Unaudited Pro Forma Consolidated Balance Sheet
As of July 31, 2000
(amounts in thousands)

                                                                              Merger       Merger
                                                 Alexion      Prolifaron     Pro Forma    Pro Forma
                                              July 31, 2000  June 30, 2000  Adjustments   As Adjusted
                                                                             (Note B)
ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                   $  91,858     $     788     $    (500)    $  92,146
    Marketable securities                          82,671          --            --          82,671
    Reimbursable contract costs                     5,095            38          --           5,133
    Other current assets                              456           604          --           1,060
                                                ---------     ---------     ---------     ---------
         Total current assets                     180,080         1,430          (500)      181,010

PROPERTY AND EQUIPMENT, net                         8,213           572          --           8,785

PURCHASED INTANGIBLE ASSETS                          --            --          22,538        22,538

DEFERRED FINANCING COSTS, net                       3,752          --            --           3,752

OTHER ASSETS                                          657           116          (110)          663
                                                ---------     ---------     ---------     ---------
         Total assets                           $ 192,702     $   2,118     $  21,928     $ 216,748
                                                =========     =========     =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES:
    Current portion of notes payable            $     369     $    --       $    --       $     369
    Accounts payable                                2,100            66          --           2,166
    Accrued expenses                                1,229           218          --           1,447
    Accrued interest                                2,730          --            --           2,730
    Deferred revenue                                  750           937          --           1,687
                                                ---------     ---------     ---------     ---------
         Total current liabilities                  7,178         1,221          --           8,399
                                                ---------     ---------     ---------     ---------
NOTES PAYABLE, less current portion
    included above                                  3,920          --            --           3,920
                                                ---------     ---------     ---------     ---------
CONVERTIBLE SUBORDINATED DEBT                     120,000          --            --         120,000
                                                ---------     ---------     ---------     ---------
STOCKHOLDERS' EQUITY:
    Common stock, $.0001 par value                      2          --            --               2
    Common stock, $.01 par value                     --              69           (69)         --
    Paid-in capital                               128,836         2,010        41,935       172,781
    Subscription receivable                          --            (120)         --            (120)
    Accumulated deficit                           (67,214)       (1,062)      (19,938)      (88,214)
    Other comprehensive loss                          (20)         --            --             (20)
    Treasury stock, at cost                          --            --            --            --
                                                ---------     ---------     ---------     ---------
         Total stockholders' equity                61,604           897        21,928        84,429
                                                ---------     ---------     ---------     ---------
         Total liabilities and stockholders'
             equity                             $ 192,702     $   2,118     $  21,928     $ 216,748
                                                =========     =========     =========     =========

The accompanying notes are an integral part of these financial statements.

ALEXION PHARMACEUTICALS, INC./PROLIFARON, INC.

Unaudited Pro Forma Consolidated Statement of Operations For the Year Ended July 31, 2000 (amounts in thousands, except per share amounts)

                                                    Alexion      Prolifaron      Merger        Merger
                                                  Year Ended     Year Ended     Pro Forma     Pro Forma
                                                 July 31, 2000  June 30, 2000  Adjustments   As Adjusted
                                                                                (Note C)
CONTRACT RESEARCH REVENUES                          $ 21,441      $  2,578      $   --        $ 24,019
                                                    --------      --------      --------      --------

OPERATING EXPENSES:
    Research and development                          40,187         2,760          --          42,947
    General and administrative                         4,175           310          --           4,485
    Amortization of purchased intangible assets         --            --           3,296         3,296
                                                    --------      --------      --------      --------
         Total operating expenses                     44,362         3,070         3,296        50,728
                                                    --------      --------      --------      --------

         Loss from operations                        (22,921)         (492)       (3,296)      (26,709)

OTHER INCOME AND (EXPENSE):
    Interest income                                    5,833            60          --           5,893
    Interest expense                                  (3,139)         --            --          (3,139)
                                                    --------      --------      --------      --------

         Loss before benefit for income taxes        (20,227)         (432)       (3,296)      (23,955)

BENEFIT FOR INCOME TAXES                                --            (165)          165          --
                                                    --------      --------      --------      --------
         Net loss                                   $(20,227)     $   (267)     $ (3,461)     $(23,955)
                                                    ========      ========      ========      ========

BASIC AND DILUTED NET LOSS PER
    COMMON SHARE                                    $  (1.45)                                 $  (1.68)
                                                    ========                                  ========

SHARES USED IN COMPUTING BASIC AND
    DILUTED NET LOSS PER COMMON SHARE                 13,914                                    14,270
                                                    ========                                  ========

The accompanying notes are an integral part of these financial statements.

ALEXION PHARMACEUTICALS, INC./PROLIFARON, INC.

Notes to Unaudited Pro Forma Consolidated Financial Statements

NOTE A

In September 2000, Prolifaron was merged with a wholly-owned subsidiary of Alexion and renamed Alexion Antibody Technologies, Inc. As consideration for Alexion's merger with Prolifaron, Alexion has paid to holders of Prolifaron common stock and stock options pursuant to the terms of the merger agreement, 355,594 shares of Alexion common stock, par value $.0001 per share and fully vested options to purchase 44,364 shares of Alexion common stock at a weighted average exercise price of $44.35 per share in exchange for fully vested options of Prolifaron granted under its stock option plan.

NOTE B

The pro forma consolidated balance sheet includes the estimated adjustments necessary to give full effect to the merger as if it had occurred on July 31, 2000 and reflects the allocation of the cost of the merger to the estimated fair value of assets acquired and liabilities assumed including the issuance of approximately 355,594 shares of Alexion common stock valued at approximately $39.4 million in the aggregate; issuance of options to purchase 44,364 shares of Alexion common stock with an estimated fair value of approximately $4.5 million, in aggregate; payment of $0.5 million in merger transaction costs; and elimination of Prolifaron's equity accounts.

The pro forma adjustments are summarized as follows (amounts in thousands):

o     Use of cash for merger and related transaction costs; $(500)
o     Issuance of Alexion common stock and stock options; $43,945
o Elimination of Prolifaron common stock, paid-in capital and accumulated deficit accounts; $(69), $(2,010), and $1,062, respectively
o     In process research and development; $(21,000)
o     Purchased intangible assets resulting from transaction; $22,538
o     Adjustment to carrying value of an asset; $(110)

In connection with the merger with Prolifaron, Alexion allocated $21.0 million of the purchase price to in-process research and development projects. This allocation represented the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development projects. At the date of the merger, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the merger date.

At the merger date, Prolifaron was conducting pre-clinical development and testing activities with a goal to develop technologies for antibody discovery and engineering and identify new fully human therapeutic antibodies addressing multiple disease areas. The drug candidates under development represent innovative technologies addressing autoimmune and inflammatory disorders, and cancer.

As of the merger date, Prolifaron had incurred approximately $5.7 million of expenses on development projects since its inception in 1998, and expected to spend approximately $8.5 million over the next seven years to complete animal testing of the developmental drug candidates. Management anticipates the in-process projects will enter human clinical trials in 3 to 6 years, and if successful, would be marketed in the U.S. in five to nine years.

In making its purchase price allocation, management considered present value calculations of income, an analysis of project accomplishments and remaining outstanding items, an assessment of overall contributions, as well as technological and regulatory risks. The value assigned to purchased in-process technology was determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the resulting net cash flows from the projects, and discounting the net cash flows to their present value. The revenue projection used to value the in-process research and development was based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by Prolifaron and its competitors.

The rates utilized to discount the net cash flows to their present value were based on estimated cost of capital calculations. Due to the risks associated with the projected cash flow forecast, a discount rate of 40 percent was considered appropriate for the in-process R&D. The selected rate reflects the inherent uncertainties surrounding the successful development of the purchased in-process technology, the useful life of such technology, and the uncertainty of technological advances that are unknown at this time.

If these projects are not successfully developed, the sales and profitability of the combined companies may by adversely affected in future periods. Additionally, the value of other acquired intangible assets may become impaired.

NOTE C

The pro forma consolidated statement of operations includes adjustments necessary to reflect the merger as if it had occurred on August 1, 1999. For purposes of the pro forma consolidated statements of operations, acquired in-process research and development ($21.0 million) was assumed to have been written off prior to August 1, 1999. Accordingly, the pro forma consolidated statement of operations does not included such charge.

The pro forma adjustments are summarized as follows (amounts in thousands):

o Amortization of goodwill resulting from the merger based upon an estimated life of 7 years; $3,163

o Amortization of intangible workforce benefit resulting from the merger based upon an estimated life of 3 years; $133

o Elimination of the income tax benefit of Proliferon as the pro forma consolidated net loss before benefit for income taxes would not have resulted in a tax benefit; $165

The pro forma net loss per share and the pro forma shares used in computing the pro forma net loss per share for the year ended July 31, 2000 are based upon Alexion's historical weighted average common shares outstanding for the period adjusted to reflect the issuance of 355,594 shares of Alexion common stock as described in Note A. There is no difference in pro forma basic and diluted net loss per common share as the effect of stock options issued in connection with the merger is anti-dilutive.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ALEXION PHARMACEUTICALS, INC.


Dated: November 20, 2000                By: /s/ Leonard Bell
                                           -------------------------------------
                                           Name:  Leonard Bell, M.D.
                                           Title: President, Chief Executive
                                                  Officer, Secretary and
                                                  Treasurer

                                 EXHIBIT INDEX

Exhibit No.
-----------

   23.1        Consent of Arthur Andersen LLP